Rule 424(b)(3)
Registration No. 333-163404

CONOLOG CORPORATION

Supplement No. 1 dated December 31, 2009 to Prospectus dated December 11, 2009

Pursuant to the Subscription Agreement dated August 3, 2009, (the “Subscription Agreement”), Conolog Corporation (the “Company”) sold an aggregate of $1,000,000 principal amount of secured convertible notes. Pursuant to the Subscription Agreement, the Company issued Class A Common Stock Purchase Warrants to purchase an aggregate of 2,564,102 shares of the Company’s Common Stock (the “Warrant Shares”). Of the Warrant Shares, this prospectus relates to the public offering of up to 635,070 shares of the Company’s Common Stock which are issuable upon the exercise of the Series A Common Stock Purchase Warrants (the “Prospectus Shares”). As permitted by the Class A Common Stock Purchase Warrant, the Company has reduced the exercise price of the Prospectus Shares to $1.00 per share. The Company has reduced the exercise price of the remaining 1,929,032 Warrant Shares to $.01 per share and these 1,929,032 shares have not been registered for sale under the Securities Act of 1933, as amended, and, therefore, may not be offered for sale, pledged or hypothecated in the absence of an effective registration statement or an opinion of counsel reasonably satisfactory to the Company that such registration is not required.